NEWS		Exhibit 99
	For Release:	October 30, 2009
	Investor Contact:	Tim Thorp
218-723-3953
tthorp@allete.com

	Contact:	Amy Rutledge
218-723-7400
218-348-2961
arutledge@mnpower.com

ALLETE reports third quarter 2009 earnings

DULUTH, Minn. – ALLETE (NYSE: ALE) today reported third quarter 2009 earnings of 49 cents per share, compared with 85 cents in the same period a year ago.

Net income in the third quarter of 2009 was $16.0 million on operating revenue of $178.8 million, compared with net income of $24.7 million and revenue of $201.7 million in the third quarter of 2008. Last year’s results were boosted by a $4.9 million, or 15 cents per share, non-recurring item.

Net income from ALLETE’s Regulated Operations segment was $16.6 million compared to $19.2 million in the third quarter 2008. Total kilowatt-hour sales declined approximately 10 percent from year-ago levels due to economic conditions that impacted all classes of retail electric customers. The lower retail sales were partially offset by sales to other power suppliers. In addition, currently authorized interim electric rates are lower compared with the third quarter of 2008, resulting in reduced revenue year-over-year.

“The first eight months of the year have been difficult for our taconite customers,” said Chairman and CEO Don Shippar. “However, we are encouraged that they have begun to increase their production.”

ALLETE’s Investments and Other segment reported a loss of $600,000 in the third quarter of 2009, compared to net income of $5.5 million in the comparable period a year ago. The difference is mainly due to the aforementioned non-recurring item: a positive resolution of two outstanding tax issues in the third quarter of 2008. Also included this quarter was a $1.5 million net loss at ALLETE Properties. The company now anticipates recording a net loss for ALLETE Properties for the entire year.

Also affecting the quarterly comparison from 2008 to 2009 was the 6 cents per share dilutive impact of a higher common share balance than a year ago. ALLETE has issued equity over the past year to fund significant capital investments in its regulated operations.

Because of lowered expectations for ALLETE Properties, the company now expects its 2009 earnings will fall within a range of $1.95 to $2.05, excluding rate refunds related to 2008 that were recorded earlier this year.

ALLETE provides regulated energy services in Minnesota and Wisconsin, owns BNI Coal in North Dakota and maintains investments in the American Transmission Company and Florida real estate. More information about the company is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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ALLETE, Inc.

Consolidated Statement of Income
For the Periods Ended September 30, 2009 and 2008
Millions Except Per Share Amounts – Unaudited

	Quarter Ended		Year to Date
	2009	2008	2009	2008
Operating Revenue
Operating Revenue	$178.8	$201.7	$550.7	$604.9
Prior Year Rate Refunds	–	–	(7.6)	–
Total Operating Revenue	178.8	201.7	543.1	604.9

Operating Expenses
Fuel and Purchased Power	69.8	81.0	199.4	242.3
Operating and Maintenance	67.5	74.0	224.7	241.5
Depreciation	16.1	13.5	46.8	39.1
Total Operating Expenses	153.4	168.5	470.9	522.9
Operating Income	25.4	33.2	72.2	82.0
Other Income (Expense)
Interest Expense	(8.3)	(6.9)	(25.4)	(19.5)
Equity Earnings in ATC	4.4	4.2	12.9	11.2
Other	0.8	2.8	3.8	13.9
Total Other Income (Expense)	(3.1)	0.1	(8.7)	5.6

Income Before Non-Controlling Interest and Income Taxes	22.3	33.3	63.5	87.6
Income Tax Expense	6.5	8.4	21.5	28.3
Net Income	15.8	24.9	42.0	59.3
Less: Non-Controlling Interest in Subsidiaries	(0.2)	0.2	(0.3)	0.3
Net Income Attributable to ALLETE	$16.0	$24.7	$42.3	$59.0

Average Shares of Common Stock
Basic	32.8	29.1	31.8	28.9
Diluted	32.9	29.3	31.9	29.0

Basic and Diluted Earnings Per Share of Common Stock	$0.49	$0.85	$1.33	$2.04

Dividends Per Share of Common Stock	$0.44	$0.43	$1.32	$1.29

Consolidated Balance Sheet
Millions – Unaudited
	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
	2009	2008		2009	2008
Assets			Liabilities and Equity
Cash and Short-Term Investments	$54.3	$102.0	Current Liabilities	$142.1	$150.7
Other Current Assets	158.2	150.3	Long-Term Debt	628.4	588.3
Property, Plant and Equipment	1,530.5	1,387.3	Other Liabilities	352.0	389.3
Investment in ATC	85.1	76.9	Deferred Income Taxes & Investment Tax Credits	217.5	169.6
Investments	138.8	136.9	Equity	915.1	836.9
Other	288.2	281.4
Total Assets	$2,255.1	$2,134.8	Total Liabilities and Equity	$2,255.1	$2,134.8

	Quarter Ended		Year to Date
	September 30,		September 30,
ALLETE, Inc.	2009	2008	2009	2008
Income (Loss)
Millions
Regulated Operations	$16.6	$19.2	$45.0	$46.5
Investments and Other	(0.6)	5.5	(2.7)	12.5
Net Income Attributable to ALLETE	$16.0	$24.7	$42.3	$59.0
Diluted Earnings Per Share	$0.49	$0.85	$1.33	$2.04

Statistical Data
Corporate
Common Stock
High	$34.57	$49.00	$34.57	$49.00
Low	$27.75	$38.05	$23.35	$33.76
Close	$33.57	$44.50	$33.57	$44.50
Book Value	$25.95	$25.32	$25.95	$25.32

Kilowatt-hours Sold
Millions
Regulated Utility
Retail and Municipals
Residential	240	252	857	854
Commercial	352	381	1,061	1,090
Municipals	243	243	729	742
Industrial	984	1,854	3,182	5,466
Total Retail and Municipal	1,819	2,730	5,829	8,152
Other Power Suppliers	1,051	465	3,075	1,244
Total Regulated Utility	2,870	3,195	8,904	9,396
Non-regulated Energy Operations	56	61	162	169
Total Kilowatt-hours Sold	2,926	3,256	9,066	9,565

This exhibit has been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.